EXHIBIT 4.1

SECOND AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT

This Second Amended and Restated Registration Rights Agreement (the “Agreement”) is entered into on July 26, 2005 by and between United PanAm Financial Corp., a California corporation (the “Company”), BVG West Corp., a Delaware corporation (the “General Partner”) and Pan American Financial, L.P., a Delaware limited partnership (the “Partnership”), with respect to the facts and circumstances recited below:

RECITALS

WHEREAS, the Partnership was formed in 1994 for the sole purpose of owning and holding shares of the Company’s common stock, no par value per share (the “Common Stock”), and, as of the date hereof, is the record owner of 8,681,250 shares of the Company’s Common Stock;

WHEREAS, the Partnership is in the process of being dissolved and liquidated, and, in connection with that dissolution and liquidation, the Partnership previously entered into a trust agreement with Guillermo Bron, as trustee (the “Trustee”) creating the PAFLP Liquidating Trust, a trust created under Delaware law (the “Liquidating Trust”) for the sole purpose of effecting an underwritten offering of the Company’s Common Stock;

WHEREAS, the Company and the Trustee thereafter entered into a Registration Rights Agreement dated as of November 11, 2003 (the “Original Agreement”) pursuant to which, on November 13, 2003, the Company filed a registration statement (the “Original Registration Statement”) with the Securities and Exchange Commission on Form S-3 (File No. 333-110478), as amended by Amendment No. 1 on April 6, 2004, which proposed to register 2,200,000 shares of the Company’s Common Stock;

WHEREAS, the Original Agreement granted certain registration rights to the Liquidating Trust, including the right to assign such registration rights under specified circumstances;

WHEREAS, on March 9, 2004, the Company, the General Partner, the Partnership and the Trustee entered into an Amendment of Agreement and Assignment of Registration Rights (the “Amendment”) pursuant to which the Liquidating Trust transferred and assigned the registration rights under the Original Agreement to the Partnership;

WHEREAS, on June 28, 2004, the General Partner and the Partnership agreed to the withdrawal of the Original Registration Statement and the Company filed an application with the Securities and Exchange Commission on Form RW to withdraw the Original Registration Statement and all exhibits thereto;

WHEREAS, in consideration for the General Partner and the Partnership agreeing to the withdrawal of the Original Registration Statement, the Company, the General Partner and the Partnership entered into an Amended and Restated Registration Rights Agreement dated as of September 29, 2004 in which the Company agreed, among other matters, to pay certain registration expenses and extend certain termination dates;

WHEREAS, the Partnership has not been dissolved and its partners have determined to extend the term of the Partnership until December 31, 2008 to permit an orderly liquidation and distribution of the shares of the Company’s Common Stock owned by the Partnership;

WHEREAS, the Board of Directors of the Company has determined that it would be advantageous to the Company and its shareholders to afford enhanced registration rights to the Partnership in exchange for the Partnership’s agreement to limit sales and distributions of shares of the Company’s Common Stock during the period of the Partnership’s liquidation, as extended, in order to minimize the potential adverse impact that might result from the distribution of a large block of shares by the Partnership during its liquidation; and

WHEREAS, the Company, the Partnership and the General Partner desire to enter into this Second Amended and Restated Registration Rights Agreement to afford enhanced registration rights to the Partnership, impose restrictions on other sales and distributions by the Partnership during its liquidation, and to reflect such other changes as the parties have negotiated and agreed.

WHEREAS, as part of the liquidation of the Partnership, the Company and the General Partner are entering into an Amended and Restated Agreement and Plan of Merger of even date herewith pursuant to which the General Partner will be merged with and into a subsidiary corporation of the Company and the shareholders of the General Partner will receive shares of the Company’s Common Stock in exchange for their shares of capital stock of the General Partner (the “Merger Transaction”).

NOW, THEREFORE, in accordance with the foregoing recitals, and as consideration for the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the Company, the General Partner and the Partnership hereby agree as follows:

AGREEMENT

1. Registration Rights.

1.01 Definitions. As used in this Agreement, the following terms shall have the following respective meanings:

(a) “1933 Act” means the Securities Act of 1933, as amended.

(b) “1934 Act” means the Securities Exchange Act of 1934, as amended.

(c) “Common Stock” means the Company’s Common Stock.

(d) “Form S-3” means such form under the 1933 Act as in effect on the date hereof or any registration form under the 1933 Act subsequently adopted by the Securities and Exchange Commission which permits inclusion or incorporation of substantial information by reference to other documents filed by the Company with the SEC.

(e) The terms “register,” “registered” and “registration” refer to an underwritten registration effected by preparing and filing a registration statement or similar document in compliance with the 1933 Act, and the declaration or ordering of the effectiveness of such registration statement or document by the SEC.

(f) The term “Registrable Securities” means: (i) shares of the Company’s Common Stock currently owned by the Partnership, other than shares distributed by the Partnership to its partners on or before December 31, 2005 (the “Distributed Shares”); (ii) Distributed Shares which may be re-contributed to the Partnership; (iii) shares of the Company’s Common Stock received in the Merger Transaction and thereafter contributed to the Partnership; and (iv) any securities of the Company issued (or issuable upon the conversion or exercise of any warrant, right or other security which is issued) by way of a stock split, stock dividend, recapitalization, merger or other distribution with respect to, or in exchange for, or in replacement of, such Common Stock referred to in (i), (ii) or (iii) above; provided, however, that any Registrable Securities sold by a person in a public transaction pursuant to a registered offering under the 1933 Act or pursuant to Rule 144 promulgated thereunder, or in a private transaction in which its rights under this Section 1 are not assigned, or distributed by the Partnership to one or more of its partners after December 31, 2005, cease to be Registrable Securities.

(g) “SEC” shall mean the Securities and Exchange Commission.

(h) “SEC Rule 145 Transaction” shall mean any transaction described in Rule 145(a) promulgated under the 1933 Act.

1.02 Form S-3 or Form S-1 Registration. In case the Company shall receive from the General Partner a written request that the Company effect a registration on Form S-3 (or any similar successor form) (or if Form S-3 is not available to the Company, on Form S-1 (or any similar successor form)) and any related qualification or compliance with respect to all or a part of the Registrable Securities held by the Partnership, the Company will, as soon as practicable, but in no event more than one hundred twenty (120) days after receipt of the request of the General Partner, use commercially reasonable efforts to prepare and file with the SEC such registration on Form S-3 and all such qualifications and compliances as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of the Registrable Securities as are specified in such request; provided, however, that the Company shall not be obligated to effect any such registration, qualification or compliance, pursuant to this Section 1.02: (i) except pursuant to an underwritten offering; (ii) if the Partnership proposes to sell Registrable Securities at an aggregate price to the public of less than twelve million ($12,000,000); (iii) if the Partnership proposes to sell less than 750,000 Registrable Securities; (iv) if the Company shall furnish to the General Partner a certificate signed by the President of the Company stating that in the good faith judgment of the Board of Directors of the Company, it would be seriously detrimental to the Company and its shareholders for such Form S-3 (or Form S-1) registration to be effected at such time, in which event the Company shall have the right to defer the filing of the Form S-3 (or Form S-1) registration statement for a period of not more than 120 days after receipt of the request of the General Partner under this Section 1.02; provided, however, that the Company may not utilize this right more than once in any twelve (12) month period; (v) if the Company has already effected two (2) registrations on Form S-3 (or Form S-1 or applicable successor forms) at the request of the General Partner, which registrations have been declared effective; or (vi) in any particular jurisdiction in which the Company would be required to qualify to do business or to execute a general consent to service of process in effecting such registration, qualification or compliance.

Subject to the foregoing, the Company shall file and use commercially reasonable efforts to bring effective a registration statement covering the Registrable Securities and other securities so requested to be registered as soon as practicable after receipt of the request or requests of the General Partner.

1.03 Piggy-Back Registration. If (but without any obligation to do so) the Company proposes to register (including for this purpose a registration effected by the Company for shareholders other than the Partnership or its limited partners) any of its securities under the 1933 Act in connection with the public offering of such securities solely for cash (other than a registration (i) on Form S-4, Form S-8 or any form which does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities, or (ii) with respect to an employee benefit plan, or (iii) solely in connection with an SEC Rule 145 Transaction), the Company shall, each such time, promptly give the General Partner written notice of such registration together with a list of the jurisdictions in which the Company intends to attempt to qualify such securities under applicable state securities laws. Upon the written request of the General Partner given within twenty (20) business days after delivery of such written notice by the Company in accordance with Section 2.03, the Company shall use commercially reasonable efforts to include in its registration and cause to be registered under the 1933 Act all of the Registrable Securities that the General Partner has requested to be registered.

1.04 Underwriting. The Partnership shall have no right under this Agreement to registration of Registrable Securities except pursuant to an underwritten offering and the right of the Partnership to obtain registration shall be conditioned upon the Partnership’s participation in the underwriting arrangements required by this Section 1.04, and the inclusion of the Partnership’s Registrable Securities in the underwriting to the extent requested shall be limited to the extent provided herein. In connection with any distribution of Registrable Securities included in a registration statement filed hereunder, the Company shall, together with the Partnership, enter into an underwriting agreement in usual and customary form, with such terms and conditions which are satisfactory to the Company in its reasonable discretion (“Underwriting Agreement”), with a managing underwriter selected for such underwriting by the General Partner and reasonably acceptable to the Company.

Notwithstanding any other provision of this Section 1.04, if the managing underwriter advises the Company in writing that market factors require exclusion of shares to be sold, or a limitation of the number of shares to be so sold, or a delay in the offering of the Registrable

Securities, then the Company shall so advise the General Partner and the number of shares of Registrable Securities that may be included in a registration and underwriting shall be reduced or the offering delayed. No such reduction shall reduce the securities being offered by the Company for its own account to be included in any registration and underwriting pursuant to Section 1.03 and no such delay shall affect the Company’s rights under Section 1.02(iv).

1.05 Obligations of the Company. Whenever required under this Section 1 to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible:

(a) Prepare and file with the SEC a registration statement with respect to such Registrable Securities and use commercially reasonable efforts to cause such registration statement to become effective. Following the effectiveness of an initial registration, at the request of the Partnership upon a subsequent demand for registration, the Company shall use its commercially reasonable efforts to file such registration statement pursuant to Rule 415 under the 1933 Act to permit a continuous or delayed offering of the Partnership’s then remaining Registrable Securities; provided, however, that the Company shall not be required to file, cause to become effective or maintain the effectiveness of any registration statement that contemplates a distribution of securities on a delayed or continuous basis pursuant to Rule 415 to the extent that such registration statement is on a form other than a Form S-3.

(b) Prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the 1933 Act until the distribution of all Registrable Securities described in such registration statement is completed; provided, however, in the case of any registration of Registrable Securities on Form S-3 which are intended to be offered on a delayed or continuous basis, that (i) such period shall not exceed two years from the effective date of such registration on Form S-3, (ii) Rule 415, or any successor rule under the 1933 Act, permits an offering of Registrable Securities on a continuous or delayed basis, and (iii) distributions of Registrable Securities on a continuous or delayed basis are effected under such registration statement through underwritten offerings pursuant to Section 1.04 hereof.

(c) Use its commercially reasonable efforts to register and qualify the securities covered by such registration statement under such other securities or blue sky laws of such jurisdictions as shall be reasonably requested by the General Partner; provided, however, that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions.

(d) Enter into and perform its obligations under the Underwriting Agreement.

(e) Cause all such Registrable Securities registered pursuant hereunder to be listed on each securities exchange on which similar securities issued by the Company are then listed including without limitation, the automated quotation system of the National Association of Securities Dealers, Inc.’s National Market System.

(f) Provide a transfer agent and registrar for all Registrable Securities registered pursuant hereunder and a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration.

1.06 Obligations of Partnership. The Company’s registration obligations under this Agreement are conditioned upon the continued accuracy of the following representations and warranties and the performance of the following ongoing covenants of the Partnership:

(a) The Partnership is a Delaware partnership in good standing under Delaware law and has full power and authority to enter into this Agreement and to perform the transactions contemplated hereby; this Agreement has been duly authorized, executed and delivered by the Partnership and is a legal, valid and binding agreement of the Partnership.

(b) The Partnership is not in violation of the Partnership Agreement and the execution and delivery of this Agreement does not, and the consummation of the transactions contemplated herein and compliance with the terms of this Agreement by the Partnership will not conflict with or constitute a default under: (i) the Partnership Agreement; or (ii) any material agreement to which the Partnership is a party or to which the properties of Partnership are bound; or (iii) any law, rule or regulation applicable to the Partnership; or (iv) any writ, injunction or decree of any government, governmental instrumentality or court, domestic or foreign, having jurisdiction over the Partnership.

(c) No consent, approval, authorization or other order of any governmental authority or other third party is required in connection with the execution or delivery by the Partnership of this Agreement or the offer and sale of the Registrable Securities, except such as may be required under the Securities Act or applicable state securities laws.

(d) There are no actions, suits or proceedings pending or to the knowledge of the General Partner, threatened against the Partnership or the General Partner, or any affiliate thereof, at law or in equity or before or by any federal or state commission, regulatory body or administrative agency or other governmental body, domestic or foreign, seeking to restrain or prohibit performance of this Agreement or the offer and sale of the Registrable Securities.

(e) The Partnership possesses good, valid and marketable title to the Registrable Securities, free and clear of any security interests, liens, equities, claims, encumbrances or adverse interests of any kind; the Registrable Securities were acquired by the General Partner in a transaction or transactions which complied with applicable federal and state laws and the provisions of the Partnership Agreement.

(f) In connection with any action pursuant to this Section 1, the General Partner shall furnish to the Company such information regarding the Partnership, including information regarding beneficiaries of the Partnership, and information regarding the Registrable Securities held by it, and such other and further information as shall be required to effect the registration of the Registrable Securities. In that connection, the General Partner shall be required to represent to the Company that all such information which is given is both complete and accurate in all material respects when made.

(g) The Partnership shall enter into and perform its obligations under the Underwriting Agreement.

(h) During the term of this Agreement, other than pursuant to one or more underwritten registered offerings effected as provided hereunder, the Partnership shall not otherwise sell, or distribute to its partners, any Registrable Securities other than (i) sales of Common Stock made by the Partnership in compliance with Rule 144 under the 1933 Act, (ii) distributions of Common Stock, as and if permitted under law, made by the Partnership to partners other than “affiliates” of the Company in amounts which, together with sales under (i) above, do not, during any 90-day period, exceed three times the amount of shares which may be sold by the Partnership pursuant to Rule 144, (iii) distributions of Common Stock required to be made by the Partnership to partners pursuant to Section 3.4A(vi) of the Partnership’s Amended and Restated Limited Partnership Agreement, as amended on July 20, 2005, (iv) sales of Common Stock made by the Partnership pursuant to Rule 144A under the 1933 Act, with the prior written consent of the Company, which consent may not be unreasonably withheld, or (iv) any other sale, transfer, distribution, or similar transaction involving the Company’s Common Stock, with the prior written consent of the Company, which consent may be withheld in the Company’s sole discretion if, in the Company’s good faith determination, such sale, transfer, distribution or similar transaction would adversely affect the Company, its shareholders or the market for the Company’s Common Stock.

1.07 Definition of Expenses.

(a) “Registration Expenses” shall mean all out-of-pocket expenses incurred by the Company in connection with the preparation, negotiation and finalization of this Agreement and in complying with Sections 1.02 and 1.03 hereof, including, without limitation, all registration, filing and qualification fees, all blue sky fees and expenses, underwriters’ expense allowances, printing expenses, fees and disbursements of counsel for the Company.

(b) “Selling Expenses” shall mean all underwriting discounts and selling commissions and stock transfer taxes and all fees applicable to the sale of the Registrable Securities in the registration, and disbursements of any special counsel for the Partnership.

1.08 Expenses of Registration.

(a) Selling Expenses. Regardless of whether an offering is consummated, the Partnership shall bear all Selling Expenses attributable to the Registrable Securities.

(b) Registration Expenses incurred on or before June 28, 2004. Regardless of whether an offering is consummated, the Partnership shall reimburse the Company for all Registration Expenses incurred on or before June 28, 2004 upon the earlier to occur of (A) the closing of the first underwritten offering or (B) December 31, 2005. Commencing December 31, 2005, the Partnership shall reimburse the Company as described in paragraph (d) of this Section 1.08.

(c) Registration Expenses incurred after June 28, 2004. Regardless of whether an offering is consummated, (i) the Company shall pay (and will not be reimbursed by the Partnership) for 50% of the Registration Expenses incurred after June 28, 2004 up to a maximum of $200,000, and (ii) the Partnership will reimburse the Company for any balance not covered by the Company pursuant to subparagraph (i) upon the earlier to occur of (A) the closing of the first underwritten offering or (B) December 31, 2005. Commencing December 31, 2005, the Partnership shall reimburse the Company as described in paragraph (d) of this Section 1.08.

(d) Registration Expenses Incurred After December 31, 2005. Commencing December 31, 2005, Registration Expenses incurred by the Company after that date, if any, shall be reimbursed by the Partnership to the Company periodically, upon the 10th of each month for Registration Expenses incurred in the prior month.

(e) Underwriting Agreement. The Company’s obligations under this Agreement shall be conditioned upon the receipt of reimbursement from the Partnership as described in this Section 1.08 and, if requested by the Company, the terms of such reimbursement shall be reflected in the Underwriting Agreement.

(f) Failure to fulfill Obligations. Notwithstanding the provisions contained in paragraphs (b) and (c) of this Section 1.08, if the Company does not fulfill its obligations under Sections 1.02 and 1.03 solely as a result of any failure by the Company to use its commercially reasonable efforts to perform the actions which it is required to perform thereunder, or a wrongful refusal by the Company to comply with any material term or fulfill any material condition which is applicable to it thereunder, the Company agrees in that event to reimburse the Partnership for any Registration Expenses reimbursed or reasonably incurred by it, as the case may be, in connection therewith.

1.09 Indemnification.

(a) In the event any Registrable Securities are included in a registration statement under this Section 1, to the extent permitted by law, the Company will indemnify and hold harmless the Partnership against any losses, claims, damages, or liabilities (joint or several) to which it may become subject under the 1933 Act, the 1934 Act or other federal or state law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively, a “Violation”): (i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto; (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading; or (iii) any violation or alleged violation by the Company of the 1933 Act, the 1934 Act, any state securities law or any rule or regulation promulgated under the 1933 Act, the 1934 Act or any state securities law; and the Company will reimburse the Partnership for any legal or other expenses reasonably incurred by them, as incurred, in connection with investigating or defending any such loss, claim, damage, liability, or action; provided, however, that the Company’s indemnity contained in this Section 1.09(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld), nor shall the Company be liable in any such case for any such loss, claim, damage, liability, or action to the extent that it arises out of or is based upon a breach of the Partnership’s representations, warranties, covenants and agreements hereunder or a Violation which occurs in reliance upon and in conformity with written information furnished in writing and expressly stated for use in connection with such registration by the Partnership or its affiliates or controlling person; provided further, however, that when the Company and the Partnership enter into an Underwriting Agreement, the indemnification provisions thereof (to the extent the provisions are inconsistent with this Section 1.09(a)) shall take precedence and control over this Section 1.09(a).

(b) In the event any Registrable Securities are included in a registration statement under this Section 1, to the extent permitted by law, the Partnership will indemnify and hold harmless the Company, each of its directors, each of its officers who have signed the registration statement, each person, if any, who controls the Company within the meaning of the 1933 Act, any underwriter (within the meaning of the 1933 Act) for the Company, and any person who controls such underwriter against any losses, claims, damages or liabilities (joint or several) to which any of the foregoing persons may become subject, under the 1933 Act, the 1934 Act or other federal or state law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereto) arise out of or are based upon a breach of the Partnership’s representations, warranties, covenants and agreements hereunder, or upon any Violation, to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by the Partnership expressly stated in a writing for use in connection with such registration; and the Partnership will reimburse any legal or other expenses, as incurred, where same are reasonably incurred by any person intended to be indemnified pursuant to this Section 1.09(b), in connection with investigating or defending any such loss, claim, damage, liability, or action; provided, however, that the indemnity agreement contained in this Section 1.09(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Partnership, which consent shall not be unreasonably withheld; provided further, however, that in no event shall any indemnity under this Section 1.09(b) exceed the net proceeds received by the Partnership; provided further, however, that when the Company and the Partnership enter into an Underwriting Agreement, the indemnification provisions thereof (to the extent the provisions are inconsistent with this Section 1.09(b)) shall take precedence and control over this Section 1.09(b).

(c) To the extent permitted by law, the Partnership will indemnify and hold harmless the Company, each of its directors and officers, each person, if any, who controls the Company within the meaning of the 1933 Act, any underwriter (within the meaning of the 1933 Act) for the Company, and any person who controls such underwriter from and against any and all losses, costs, damages, liabilities, fees (including without limitation attorneys’ fees) and expenses, to which any of the foregoing persons may become subject by reason of or in connection with any claim, demand, action or cause of action arising from or relating to the liquidation or dissolution of the Partnership brought by any limited partner. The indemnity set forth in this Section 1.09(c) will not be subject to the limitations otherwise set forth in this Section 1.09.

(d) Promptly after receipt by an indemnified party under this Section 1.09 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 1.09, notify the indemnifying party in writing of the commencement thereof, and the indemnifying party shall have the right to participate in and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party shall have the right to retain its own counsel, with the reasonable fees and expenses to be paid by the indemnifying party, if the indemnified party reasonably determines that representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to notify an indemnifying party within a reasonable time of the commencement of any such action, to the extent prejudicial to its ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under this Section 1.09, but the omission so to notify the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 1.09.

(e) If the indemnification provided for in this Section 1.09 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any losses, claims, damages or liabilities referred to herein, the indemnifying party, in lieu of indemnifying such indemnified party thereunder, shall to the extent permitted by applicable law contribute to the amount paid or payable by such indemnified party as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect the relative fault of the indemnifying party, on the one hand, and of the indemnified party, on the other, in connection with that which resulted in such loss, claim, damage or liability, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by a court of law by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent.

1.10 Reports Under Securities Exchange Act of 1934. With a view to making available to the Partnership the benefits of Rule 144 under the 1933 Act and any other rule or regulation of the SEC that may at any time permit the Partnership to sell securities of the Company to the public without registration, the Company agrees to:

(a) use its commercially reasonable efforts to file with the SEC in a timely manner all reports and other documents required of the Company under the 1933 Act and the 1934 Act; and

(b) furnish to the General Partner, so long as the Partnership holds any Registrable Securities, forthwith upon request: (i) a written statement by the Company that it has complied with the reporting requirements of Rule 144, the 1933 Act and the 1934 Act, or that it qualifies as a registrant whose securities may be resold pursuant to Form S-3; (ii) a copy of the most recent annual or quarterly report of the Company and such other reports and documents so filed by the Company; and (iii) such other information as may be reasonably requested in order to permit the Partnership to avail itself of any rule or regulation of the SEC or any state securities authority which permits the selling of any such securities without registration or pursuant to such form.

1.11 Assignment of Registration Rights. Registration rights pursuant to this Section 1 may be assigned by the Partnership to a transferee or assignee of such securities: (i) if such transfer is made by the Partnership of all Registrable Securities for the purpose of facilitating the liquidation and dissolution of the Partnership; and (ii) the transfer is made to one person or entity, provided, however, that the Company is, within a reasonable time after such transfer, furnished with written notice of the name and address of such transferee or assignee; provided further, however, that such assignment shall be effective only if the transferee agrees to be bound by the terms and conditions of this Agreement.

1.12 “Market Stand-Off” Agreement. The Partnership agrees that, in connection with the underwritten public offering of the Company’s Common Stock, upon request of the Company or the underwriters managing such underwritten offering of the Company’s Common Stock, not to sell, make any short sale of, loan, grant any option for the purchase of, or otherwise dispose of any Common Stock of the Company (other than those Common Stock shares included in the registration) without the prior written consent of the Company or such underwriters, as the case may be, for such period of time (not to exceed one hundred twenty (120) days) from the effective date of such registration as may be requested by the underwriters and as is agreed to by each beneficial owner of 10% or more of the Company’s Common Stock and each officer and director of the Company; provided, however, that the Partnership shall be released from any such agreement at the same time that such officers, directors or beneficial owners may be released. In order to enforce the foregoing covenant, the Company may impose stop-transfer instructions with respect to the Registrable Securities (and the shares of securities of every other person subject to the foregoing restriction) until the end of such period; provided further, however, that the Company shall have no obligation other than to use its commercially reasonable efforts to obtain any similar agreement from the limited partners if requested by such underwriters.

1.13 Limitations on Subsequent Registration Rights. During the term of this Agreement, the Company shall not, without the prior written consent of the Partnership, which shall not be unreasonably withheld, enter into any agreement with any holder or prospective holder of any securities of the Company which would: (i) allow such holder or prospective holder to include such securities in any registration filed by the Company, unless under the terms of such agreement, such holder or prospective holder may include such securities in any such registration only to the extent that this inclusion of such holder’s securities will not reduce the amount of Registrable Securities of the Partnership which is included; (ii) permit such holder or prospective holder to require the Company to initiate any registration of any securities of the Company; or (iii) otherwise be in conflict with the terms hereof.

1.14 Termination of the Company’s Obligations. The right of the Partnership to request registration or inclusion in any registration pursuant to this Section 1 shall terminate on the earlier to occur of: (i) December 31, 2008; (ii) the date at which the amount of Registrable Securities held by the Partnership is less than 2,500,000 shares, as may be adjusted to reflect any stock split, stock dividend, recapitalization, merger or other distribution with respect to, or in exchange for, or in replacement of, such Registrable Securities; or (iii) upon termination of the Partnership.

2. General Provisions.

2.01 Further Assurances. Each party agrees to cooperate fully with the other parties and to execute such further instruments, documents and agreements and to give such further written assurances, as may be reasonably requested by any other party to better evidence and reflect the transactions described herein and contemplated hereby, and to effect the intents and purposes of this Agreement.

2.02 Rights Cumulative. Each and all of the various rights, powers and remedies of the parties hereto shall be considered to be cumulative with and in addition to any other rights, powers and remedies which such parties may have at law or in equity in the event of the breach of any of the terms of this Agreement. The exercise or partial exercise of any right, power or remedy shall neither constitute the exclusive election thereof nor the waiver of any other right, power or remedy available to such party.

2.03 Notices. All notices, consents or demands of any kind which any party to this Agreement may be required or may desire to serve on any other party hereto in connection with this Agreement shall be in writing and may be delivered by personal service or overnight courier, by telex or facsimile transfer, or by registered or certified mail, return receipt requested, deposited in the United States mail with first-class postage thereon fully prepaid, addressed as set forth below. Service of any such notice or demand so made by mail shall be deemed complete on the date of actual delivery as shown by the addressee’s registry or certification receipt or at the expiration of five (5) business days after the date of mailing, whichever is earlier. Any party hereto may from time to time by notice in writing served upon the other party as aforesaid, designate a different mailing address or a different person to which such notices or demands are thereafter to be addressed or delivered.

If to the Company:	United Pan Am Financial Corp. Attn: Ray Thousand, President 3990 Westerly Place, Suite 200 Newport Beach, CA 92660 Facsimile: 949-224-1912 Telephone: 949-224-1278

If to the Partnership:	Pan American Financial, L.P. Attn: General Partner 1901 Avenue of the Stars, Suite 470 Los Angeles, CA 90067 Facsimile: 310-277-7582 Telephone: 310-788-5700

2.04 Captions. Captions are provided herein for convenience only and they form no part of this Agreement and are not to serve as a basis for interpretation or construction of this Agreement, nor as evidence of the intention of the parties hereto.

2.05 Severability. The invalidity, in whole or in part, of any provision of this Agreement shall not affect the validity or enforceability of any other of its provisions. If one or more provisions hereof shall be so declared invalid or unenforceable, the remaining provisions shall remain in full force and effect and shall be construed in the broadest possible manner to effectuate the purposes hereof. The parties further agree to replace such void or unenforceable provisions of this Agreement with valid and enforceable provisions which will achieve, to the extent possible, the economic, business and other purposes of the void or unenforceable provisions.

2.06 Attorneys’ Fees. In any action at law or in equity to enforce any of the provisions or rights under this Agreement, the unsuccessful party to such litigation, as determined by the court in a final judgment or decree, shall pay the successful party all reasonable costs, expenses and attorneys’ fees incurred by the successful party (including, without limitation, costs, expenses and fees on any appeal) with respect to such action.

2.07 Counterparts; Facsimile. This Agreement may be executed in separate counterparts and in facsimile, each of which shall be deemed an original, and when executed, separately or together, shall constitute a single original instrument, effective in the same manner as if the parties hereto had executed one and the same instrument.

2.08 Waiver. No waiver of any term, provision or condition herein, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or be construed as, a further or continuing waiver of any such term, provision or condition or as a waiver of any other term, provision or condition hereof.

2.09 Entire Agreement. This Agreement is intended by the parties hereto to be the final expression of their agreement and constitutes and embodies the entire agreement and understanding of the parties with regard to the subject matter hereof, and is a complete and exclusive statement of the terms and conditions hereof, and shall supersede any and all prior correspondence, conversations, negotiations, agreements or understandings relating to the same subject.

2.10 Governing Law. It is the intention of the parties that the internal laws of the State of California (irrespective of its choice of law principles) shall govern the validity of this Agreement, the construction of its terms and the interpretation of the rights and duties of the parties.

2.11 Successors and Assigns; No Third Party Beneficiaries. This Agreement and all of its terms, conditions and covenants are intended to be fully effective and binding, to the extent permitted by law, upon and inure solely to the benefit of each party hereto and their respective heirs, executors, administrators, successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to confer upon any other person, including beneficiaries of the Partnership, any rights or remedies of any nature whatsoever under or by reason of this Agreement.

2.12 Amendment. This Agreement may not be modified, amended, altered or changed in any respect whatsoever except by further agreement in writing, duly executed by all parties hereto. No oral statements or representations made after the date of this Agreement by either party hereto are binding on such party, and neither party hereto shall have the right to rely on such oral statements or representations.

2.13 Choice of Forum. Any judicial proceeding brought by any party hereto as a result of a dispute or controversy arising out of or related to this Agreement shall be commenced in courts located within Los Angeles County, California. All parties hereto agree to submit to the jurisdiction of the federal and state courts located within such county in the event of such a dispute or controversy.

2.14 Assignment. Neither this Agreement nor any of the rights, interests or obligations of either party hereto arising under this Agreement may be assigned by either party hereto without the prior written consent of the other party hereto.

IN WITNESS WHEREOF, the parties hereto have executed this Second Amended and Restated Registration Rights Agreement with the intent and agreement that the same shall be effective as of the day and year first above written.

COMPANY:	UNITED PAN AM FINANCIAL CORP.

	By:	/s/ Ray Thousand
Ray Thousand, Chief Executive Officer and President

GENERAL PARTNER:	BVG WEST CORP.

	By:	/s/ Guillermo Bron
Guillermo Bron, President

PARTNERSHIP:	PAN AMERICAN FINANCIAL, L.P.

	By:	BVG West Corp., its sole general partner

	By:	/s/ Guillermo Bron
Guillermo Bron, President

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